EXHIBIT 99.1

First Capital, Inc. Reports Record Earnings for 2021

CORYDON, Ind., Jan. 27, 2022 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $11.4 million, or $3.41 per diluted share, for the year ended December 31, 2021, compared to net income of $10.1 million, or $3.02 per diluted share, for the year ended December 31, 2020. The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $2.4 million for 2021 as compared to 2020. Interest income decreased $187,000 when comparing the two periods, primarily due to a decrease in the average tax-equivalent yield on interest-earning assets from 3.57% in 2020 to 2.95% in 2021. This was partially offset by an increase in the average balance of interest-earning assets from $846.3 million in 2020 to $1.02 billion in 2021. The decrease in the tax-equivalent yield was due to balance sheet growth in investment securities and federal funds sold, both lower-yielding asset types compared to loans. Interest expense decreased $433,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.25% in 2020 to 0.15% in 2021. This was partially offset by an increase in the average balance of interest-bearing liabilities from $615.8 million in 2020 to $734.5 million in 2021. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread (tax equivalent basis) decreased from 3.32% for 2020 to 2.80% for 2021.

Based on management’s analysis of the allowance for loan losses, the Company recognized a negative provision for loan losses of $325,000 for 2021 compared to a provision of $1.8 million for 2020. The negative provision for loan losses in 2021 primarily reflects changes to qualitative factors within the Bank’s allowance for loan losses calculation related to the COVID-19 pandemic. The Bank recognized net charge-offs of $237,000 for 2020 compared to $217,000 for 2021.

Noninterest income increased $952,000 for 2021 as compared to 2020 primarily due to an increase in ATM and debit card fees of $588,000. In addition, noninterest income during 2021 included a $328,000 unrealized gain on equity securities compared to a $194,000 unrealized loss on equity securities during 2020. Those changes were partially offset by a $277,000 decrease in gain on loans sold. Included in gains on the sale of loans during 2020 was a $214,000 gain on the sale of the Bank’s $1.5 million credit card portfolio.

Noninterest expenses increased $1.5 million for 2021 compared to 2020 primarily due to increases in compensation and benefits expense, data processing expense, and professional fees expense of $729,000, $349,000 and $335,000, respectively.

Income tax expense increased $548,000 for 2021 as compared to 2020 resulting in effective tax rate of 16.4% for 2021 compared to 14.3% for 2020. The increase in the effective tax rate is primarily due to an increase in pre-tax income and a change in Kentucky tax law that subjects the Bank to the state’s corporate income tax effective January 1, 2021.

The Company’s net income was $2.8 million, or $0.84 per diluted share, for the quarter ended December 31, 2021 compared to $2.9 million, or $0.85 per diluted share, for the quarter ended December 31, 2020.   The decrease in net income is primarily due to an increase in noninterest expense partially offset by an increase in net interest income after provision for loan losses.

Net interest income after provision for loan losses increased $601,000 for the quarter ended December 31, 2021 as compared to the same period in 2020. Interest income decreased $69,000 when comparing the two periods, primarily due to a decrease in the average tax-equivalent yield on interest-earning assets from 3.29% for the quarter ended December 31, 2020 to 2.79% for the same period in 2021. This was partially offset by an increase in the average balance of interest-earning assets from $916.6 million for the quarter ended December 31, 2020 to $1.08 billion for the same period in 2021. Interest expense decreased $45,000 as the average cost of interest-bearing liabilities decreased from 0.19% for the quarter ended December 31, 2020 to 0.14% for the same period in 2021. This was partially offset by an increase in the average balance of interest-bearing liabilities from $657.6 million for the quarter ended December 31, 2020 to $773.0 million for the same period in 2021. A negative provision for loan losses of $400,000 was recorded for the quarter ended December 31, 2021 compared to a provision for loan losses of $225,000 for the quarter ended December 31, 2020.

Noninterest income increased $84,000 for the quarter ended December 31, 2021 as compared to the same period in 2020, primarily due to an increase in ATM and debit card fees of $141,000 partially offset by a decrease in gain on sale of loans of $146,000. In addition, noninterest income during the quarter ended December 31, 2021 included a $32,000 unrealized loss on equity securities compared to a $68,000 unrealized loss on equity securities during the same period in 2020.

Noninterest expenses increased $675,000 for the quarter ended December 31, 2021 as compared to the quarter ended December 31, 2020, primarily due to increases in compensation and benefits expense, other expenses and data processing expense of $320,000, $203,000 and $112,000, respectively.

Income tax expense increased $44,000 for the quarter ended December 31, 2021 as compared to the same period in 2020.   The effective tax rate for the quarter ended December 31, 2021 was 15.8% compared to 14.5% for the same period in 2020.

Total assets as of December 31, 2021 were $1.16 billion compared to $1.02 billion at December 31, 2020. Investment securities increased $165.8 million from December 31, 2020 to December 31, 2021 while net loans receivable decreased $17.0 million during the same period. Deposits increased $135.1 million from December 31, 2020 to $1.04 billion at December 31, 2021. Interest-bearing demand deposits, savings accounts and noninterest-bearing demand deposits increased $72.0 million, $52.8 million and $17.1 million, respectively, from December 31, 2020 to December 31, 2021, while time accounts decreased $6.8 million during the same period. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $3.2 million at December 31, 2020 to $2.3 million at December 31, 2021.   Additionally, the Bank is participating in the Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”), and originated approximately $62.4 million of PPP loans, including $16.5 million in second-draw PPP loans originated during 2021. The Bank has received payoffs of $60.9 million of PPP loans from the SBA, and as of December 31, 2021 had $34,000 remaining in deferred fees related to PPP loans.

At December 31, 2021, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2021	2020	2021	2020
(Dollars in thousands, except per share data)

Total interest income	$29,460	$29,647	$7,290	$7,359
Total interest expense	1,128	1,561	273	318
Net interest income	28,332	28,086	7,017	7,041
Provision (credit) for loan losses	(325)	1,801	(400)	225
Net interest income after provision (credit) for loan losses	28,657	26,285	7,417	6,816

Total non-interest income	9,551	8,599	2,291	2,207
Total non-interest expense	24,531	23,048	6,357	5,682
Income before income taxes	13,677	11,836	3,351	3,341
Income tax expense	2,240	1,692	529	485
Net income	11,437	10,144	2,822	2,856
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$11,424	$10,131	$2,819	$2,853

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$3.41	$3.03	$0.84	$0.85

Diluted	$3.41	$3.02	$0.84	$0.85

Weighted average common shares outstanding:
Basic	3,346,038	3,339,812	3,349,623	3,343,110

Diluted	3,346,495	3,349,277	3,349,623	3,350,786

OTHER FINANCIAL DATA

Cash dividends per share	$1.04	$0.96	$0.26	$0.24
Return on average assets (annualized) (1)	1.05%	1.12%	0.99%	1.17%
Return on average equity (annualized) (1)	10.15%	9.64%	9.95%	10.49%
Net interest margin (tax-equivalent basis)	2.84%	3.39%	2.69%	3.15%
Interest rate spread (tax-equivalent basis)	2.80%	3.32%	2.65%	3.10%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.26%	2.54%	2.24%	2.32%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2021	2020

Cash and cash equivalents	$172,509	$175,888
Interest-bearing time deposits	4,839	6,396
Investment securities	449,335	283,502
Gross loans	489,370	506,956
Allowance for loan losses	6,083	6,625
Earning assets	1,090,874	947,123
Total assets	1,156,603	1,017,551
Deposits	1,035,562	900,461
Stockholders' equity, net of noncontrolling interest	113,828	110,639
Non-performing assets:
Nonaccrual loans	1,327	1,406
Accruing loans past due 90 days	3	59
Foreclosed real estate	36	-
Troubled debt restructurings on accrual status	975	1,732
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	8.84%	9.37%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	December 31,
	2021	2020

Return on average assets before annualization	0.25%	0.29%
Annualization factor	4.00	4.00
Annualized return on average assets	0.99%	1.17%

Return on average equity before annualization	2.49%	2.62%
Annualization factor	4.00	4.00
Annualized return on average equity	9.95%	10.49%

Net overhead expense as a % of average assets before
annualization	0.56%	0.58%
Annualization factor	4.00	4.00
Annualized net overhead expense as a % of average assets	2.24%	2.32%